WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


WERNER ENTERPRISES REPORTS NINTH CONSECUTIVE QUARTER OF HIGHER OPERATING
                          REVENUES AND EARNINGS

Omaha, Nebraska, January 22, 2004:
---------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported its ninth consecutive year-over-year quarter of higher operating revenues and earnings for the fourth quarter ended December 31, 2003. Operating revenues increased 8% to $380.2 million compared to $352.4 million in fourth quarter 2002. Net income increased 22% to $21.5 million compared to $17.6 million in fourth quarter 2002. Earnings per share for fourth quarter 2003 were $.26 per share, or 22% higher than the $.22 per share earned in fourth quarter 2002.

      For the year, operating revenues of $1.458 billion in 2003 were 9% higher than $1.341 billion in 2002. Net income increased 20% to $73.7 million in 2003, compared to $61.6 million in 2002. Earnings per share increased 19% to $.90 per share in 2003, compared to $.76 per share in 2002.

      "During fourth quarter, demand for our services was stronger than fourth quarter a year ago," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "Freight demand from several of our retail and consumer products customers improved compared to the same period a year ago. In addition, freight demand for the first three weeks of January 2004 has been stronger than the weaker demand of the same period a year ago. I anticipate we will continue to see tightened truckload capacity in 2004 due to a more challenging driver market and the impact of the new hours of service rules. We are continuing to execute our plan of limited fleet growth and remain focused on improving our operating margin."

         On January 4, the new federal regulations that govern driver hours of service (HOS) became effective. These are the most significant changes to the HOS regulations in over 60 years. Beginning last October, Werner Enterprises started testing the HOS with a large number of its drivers using its proprietary Paperless Log System software that
(1) monitors driver hours on a real-time basis and (2) preplans the assignment of shipments to drivers based on their available driving hours. This testing, combined with a comprehensive driver-training program, helped to fully prepare the Company for the HOS changes. The new HOS may create different operational issues for most truckload carriers that use paper-based HOS recordkeeping systems. These carriers depend on the driver's declaration of available driving hours at the time of dispatch and the driver's knowledge of the new HOS rules. These systems are not proactive, but are reactive. They rely on the carrier's after-the-fact comparison of driver reported hours to actual hours using various time-dated receipts or documents.

     Measuring the overall impact of the HOS changes is very preliminary at this time since the new regulations have been effective for only a little more than two weeks. Our initial data suggests that our average miles per truck for the first two weeks compared to the same two weeks a year ago may be slightly lower due to the HOS changes. The Company believes it is minimizing the impact on miles per truck through proactive planning using its Paperless Log System and by working closely with customers to reduce delay time. Effective January 2004, the Company increased its accessorial charges to customers for multiple stop shipments and its rates for equipment detention. Werner also raised its driver stop pay and is implementing pay changes to drivers for delay time due to equipment detention.

      The market for recruiting drivers became more difficult in fourth quarter 2003. For the last two years, the owner-operator driver market has been challenging. In recent months, the market for recruiting qualified drivers tightened. The Company continues to have success recruiting drivers from driver training schools. In addition to the driver stop pay and detention pay changes described above, the Company also increased mileage bonus pay for Van solo drivers effective July 2003.

     Average fuel prices in fourth quarter 2003 were 5 cents a gallon, or 5%, higher than fourth quarter 2002. To lessen the effect of fluctuating fuel prices on the Company's margins, Werner collects fuel surcharge revenues from its customers. These surcharge programs, which automatically adjust as fuel prices change, continued in effect. Fuel surcharge revenues were $14.5 million in fourth quarter 2003 compared to $12.1 million in fourth quarter 2002. Fuel expense, net of fuel surcharge revenues, in fourth quarter 2003 had no impact on earnings per share compared to fourth quarter 2002. Fuel surcharges were $61.4 million in 2003 compared to $29.1 million in 2002. Fuel expense, net of fuel surcharge revenues, in 2003 also had no impact on earnings per share compared to 2002. For the first three weeks of January 2004, fuel prices were 8 cents a gallon, or 9%, higher than the same period in January 2003.

     Werner Enterprises is continuing ongoing testing of the EPA-compliant truck engines, in particular the Caterpillar ACERT engines and the Detroit Diesel EGR engines. As of December 31, 2003, approximately 10% of the Company's fleet consisted of trucks with these engines. To date, the Company's testing indicates that the fuel mile per gallon
(mpg) degradation is a reduction of approximately 0.3 mpg to 0.5 mpg. Also, depreciation expense will increase due to the higher cost of the new engines. The average age of the Company's truck fleet remains among the newest in the industry at 1.6 years as of December 31, 2003. To allow time for continued testing of the new trucks with EPA-compliant engines, the Company has decided to extend the age of a portion of its trucks scheduled to be sold or traded during 2004.

      Gains on sales of equipment, primarily trucks, are reflected as a reduction of Other Operating Expenses in the Company's income statement and amounted to a gain of $2.6 million in fourth quarter 2003 compared to a gain of $1.7 million in fourth quarter 2002. Gains increased due to a higher average sales price, and gain, per truck in fourth quarter 2003. During first quarter 2004, the Company is expanding its Fleet Truck Sales network from 15 locations to 16 locations. Fleet Truck Sales, one of the largest class 8 truck sales entities in the United

States, has been in operation since 1992 and is a continuing resource for the Company to remarket its used trucks.

     Werner grew its dedicated fleet from about one-quarter of its total truck fleet in fourth quarter 2002 to about one-third of its total truck fleet in fourth quarter 2003. Much of this growth occurred in fourth quarter 2003. Since the Company's overall truck fleet increased only slightly, the growth in the dedicated fleet was offset by a reduction in the Company's medium-to-long haul van fleet. Dedicated fleet business tends to have lower miles per trip, a higher empty mile percentage, a higher rate per loaded mile, and lower miles per truck per month. The growth in dedicated business has had a corresponding effect on these same operating statistics for the entire Company. The Company's operating statistics are reported in the accompanying financial results.

     During the latter part of 2003 and continuing into 2004, the Company expanded its brokerage and intermodal service offerings by adding senior management and developing new computer systems. This business model is similar to the one the Company used in developing its Mexico division which grew from zero revenue in 1999 to one of the five largest U.S. cross-border carriers in 3 1/2 years. The growth in brokerage and intermodal is expected to help increase the Company's non-trucking revenues in 2004. These less asset-intensive businesses are expected to have a lower operating margin and a higher return on assets than the Company's truckload business.

     In fourth quarter 2002, the Company sold a portion of its ownership interest in Transplace, a leading provider of transportation logistics services. The Company realized earnings of one cent per share in fourth quarter 2002 from this transaction.

     During fourth quarter 2003, the Company purchased 280,000 shares of its common stock at an average price of $17.71 per share, for a total of $5.0 million.

     The Company's financial position remains strong. Werner Enterprises became debt-free in December as its only remaining debt of $20 million was repaid. Werner has no truck or trailer operating leases and, therefore, has no off-balance-sheet debt. Due to the debt repayment, annual truck licensing, and stock repurchases, the company's cash position declined from $125.8 million at September 30, 2003 to $101.4 million at December 31, 2003. Cash flow from operations of $207.5 million in 2003 was lower than $226.3 million in 2002 due to lower truck purchases in 2003. This caused lower 2003 tax depreciation and a smaller payable for trucks received at year-end. These two items related to lower truck purchases reduced cash flow from operations by $64.4 million in 2003 compared to 2002. Stockholders' equity has grown to $709.1 million, or $8.90 per share.

      The Company's continuing goal is to improve its annual operating margin to 10% or better before increasing the Company's fleet growth rate.



                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of       Quarter       % of
                              Ended      Operating     Ended      Operating
                            12/31/03     Revenues    12/31/02     Revenues
                            --------     --------    --------     --------

Operating revenues          $380,234        100.0    $352,380        100.0
                            --------     --------    --------     --------
Operating expenses:
   Salaries, wages and
     benefits                131,509         34.6     128,093         36.4
   Fuel                       40,213         10.6      37,406         10.6
   Supplies and maintenance   32,644          8.6      30,006          8.5
   Taxes and licenses         27,030          7.1      25,788          7.3
   Insurance and claims       17,564          4.6      13,560          3.8
   Depreciation               35,758          9.4      32,347          9.2
   Rent and purchased
     transportation           58,024         15.2      54,019         15.3
   Communications and
     utilities                 4,165          1.1       3,837          1.1
   Other                        (890)        (0.2)       (551)        (0.1)
                            --------     --------    --------     --------
      Total operating
        expenses             346,017         91.0     324,505         92.1
                            --------     --------    --------     --------
Operating income              34,217          9.0      27,875          7.9
                            --------     --------    --------     --------

Other expense (income):
   Interest expense              232          0.0         541          0.1
   Interest income              (487)        (0.1)       (436)        (0.1)
   Other                          44          0.0        (454)        (0.1)
                            --------     --------    --------     --------
      Total other expense
        (income)                (211)        (0.1)       (349)        (0.1)
                            --------     --------    --------     --------

Income before income taxes    34,428          9.1      28,224          8.0
Income taxes                  12,915          3.4      10,585          3.0
                            --------     --------    --------     --------
Net income                   $21,513          5.7     $17,639          5.0
                            ========     ========    ========     ========

Diluted shares outstanding    81,554                   81,565
                            ========                 ========
Diluted earnings per share      $.26                     $.22
                            ========                 ========


                                        OPERATING STATISTICS
                                     (Quarter Ended December 31)
                                          % Change
                                         ----------
Average monthly miles per
  tractor                     10,129       (1.1%)      10,238
Average revenues per total
  mile (1)                    $1.306        3.9%       $1.257
Average revenues per loaded
  mile (1)                    $1.470        5.8%       $1.390
Average percentage of empty
  miles                        11.14%      16.4%         9.57%
Average tractors in service    8,356        2.6%        8,145
Average revenues per truck
  per week (1)                $3,053        2.8%       $2,969
Non-trucking revenues (in
  thousands)                 $34,101       32.1%      $25,822
Capital expenditures, net    $47,944                  $84,291
Cash flow from operations    $49,727                  $48,479
Total tractors (at quarter
  end)
     Company                   7,430                    7,180
     Owner-operator              920                    1,020
                             -------                  -------
          Total tractors       8,350                    8,200

Total trailers (at quarter
  end)                        22,800                   20,880


(1)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                             (In thousands, except per share amounts)

                              Year         % of         Year         % of
                              Ended      Operating      Ended      Operating
                            12/31/03     Revenues     12/31/02     Revenues
                           ----------    --------    ----------    --------

Operating revenues         $1,457,766       100.0    $1,341,456       100.0
                           ----------    --------    ----------    --------

Operating expenses:
   Salaries, wages and
     benefits                 513,551        35.2       486,315        36.3
   Fuel                       160,465        11.0       125,189         9.3
   Supplies and maintenance   123,680         8.5       119,972         8.9
   Taxes and licenses         104,392         7.2        98,741         7.4
   Insurance and claims        73,032         5.0        51,192         3.8
   Depreciation               135,168         9.3       121,702         9.1
   Rent and purchased
     transportation           215,463        14.8       222,571        16.6
   Communications and
     utilities                 16,480         1.1        14,808         1.1
   Other                       (1,969)       (0.2)        1,512         0.1
                           ----------    --------    ----------    --------
      Total operating
        expenses            1,340,262        91.9     1,242,002        92.6
                           ----------    --------    ----------    --------
Operating income              117,504         8.1        99,454         7.4
                           ----------    --------    ----------    --------

Other expense (income):
   Interest expense             1,099         0.1         2,857         0.2
   Interest income             (1,699)       (0.1)       (2,340)       (0.2)
   Other                          128         0.0           333         0.0
                           ----------    --------    ----------    --------
      Total other expense
        (income)                 (472)        0.0           850         0.0
                           ----------    --------    ----------    --------

Income before income taxes    117,976         8.1        98,604         7.4
Income taxes                   44,249         3.0        36,977         2.8
                           ----------    --------    ----------    --------
Net income                    $73,727         5.1       $61,627         4.6
                           ==========    ========    ==========    ========

Diluted shares outstanding     81,668                    81,522
                           ==========                ==========
Diluted earnings per share       $.90                      $.76
                           ==========                ==========


                                        OPERATING STATISTICS
                                      (Year Ended December 31)
                                          % Change
                                         ----------
Average monthly miles per
  tractor                      10,143      (1.4%)        10,290
Average revenues per total
  mile (1)                     $1.277       3.4%         $1.235
Average revenues per loaded
  mile (1)                     $1.431       4.8%         $1.366
Average percentage of empty
  miles                         10.77%     12.3%           9.59%
Average miles per trip
  (loaded)                        627      (7.0%)           674
Average tractors in service     8,282       3.9%          7,971
Average revenues per truck
  per week (1)                 $2,988       1.9%         $2,932
Non-trucking revenues (in
  thousands)                 $109,521      12.8%        $97,130
Capital expenditures, net    $103,597                  $237,790
Cash flow from operations    $207,474                  $226,271
Total tractors (at year
  end)
     Company                    7,430                     7,180
     Owner-operator               920                     1,020
                             --------                  --------
          Total tractors        8,350                     8,200

Total trailers (at year
  end)                         22,800                    20,880


(1) Net of fuel surcharge revenues.


                                                BALANCE SHEET DATA
                                                  (In thousands)



                                         12/31/03                 12/31/02
                                       ----------               ----------

ASSETS

Current assets:
   Cash and cash equivalents             $101,409                  $29,885
   Accounts receivable, trade, less
     allowance of $6,043 and $4,459,
     respectively                         152,461                  131,889
   Other receivables                        8,892                   10,335
   Inventories and supplies                 9,877                    9,777
   Prepaid taxes, licenses and permits     14,957                   13,535
   Income taxes receivable                      -                    9,811
   Other current assets                    17,691                   14,317
                                       ----------               ----------
      Total current assets                305,287                  219,549
                                       ----------               ----------

Property and equipment                  1,261,252                1,212,488
Less - accumulated depreciation           455,565                  380,221
                                       ----------               ----------
      Property and equipment, net         805,687                  832,267
                                       ----------               ----------

Other non-current assets                   10,553                   11,062
                                       ----------               ----------

                                       $1,121,527               $1,062,878
                                       ==========               ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                       $40,903                  $50,546
   Current portion of long-term debt            -                   20,000
   Insurance and claims accruals           55,201                   47,358
   Accrued payroll                         15,828                   18,374
   Current deferred income taxes           15,151                   17,710
   Other current liabilities               15,392                   11,885
                                       ----------               ----------
      Total current liabilities           142,475                  165,873
                                       ----------               ----------

Insurance and claims accruals,
  net of current portion                   71,301                   47,801

Deferred income taxes                     198,640                  201,561

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     79,714,271 and 79,726,180 shares
     outstanding, respectively                805                      805
   Paid-in capital                        108,706                  107,366
   Retained earnings                      614,011                  547,467
   Accumulated other comprehensive loss      (837)                    (216)
   Treasury stock, at cost; 819,265
     and 807,356 shares, respectively     (13,574)                  (7,779)
                                       ----------               ----------
      Total stockholders' equity          709,111                  647,643
                                       ----------               ----------
                                       $1,121,527               $1,062,878
                                       ==========               ==========


       Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 8,350 trucks and 22,800 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.